For Immediate Release
For more information, contact:
James J. Burke
Standard Motor Products, Inc.
(718) 392-0200

Jennifer Tio
Maximum Marketing Services, Inc.
(312) 226-4111 x2449
Jennifer.tio@maxmarketing.com

Standard Motor Products, Inc. Announces
Sale of European Business

New York, NY, November 30, 2009......Standard Motor Products, Inc. (NYSE: SMP), an automotive replacement parts manufacturer and distributor, announced today that it has sold its European distribution business to the current managers of the business for £1.8 million ($3 million) in cash and a promissory note and approximately £1.9 million ($3.1 million) in assumed debt. The Company will retain its manufacturing operation in Poland, certain land available for sale in the United Kingdom, and a small investment in a joint venture.  The proceeds from the sale will be used to pay down debt.

The Company estimates non-cash charges for the transaction would range from £4.0 million ($6.6 million) to £4.5 million ($7.4 million).  (U.S. dollar equivalents are calculated at an assumed foreign currency exchange rate of GBP 1.65.)

Mr. Lawrence Sills, Standard Motor Products’ Chairman and Chief Executive Officer, said, “We believe that this transaction is a win-win for all parties. It is a win for the Company, as it enables us to concentrate on our core business. It is a win for the Intermotor organization as they will be able to move more quickly to take advantage of local conditions. And, we will be keeping our manufacturing operation in Poland, which we are confident will play a major role in our future.”

37-18 Northern Blvd., Long Island City, NY  11101
(718) 392-0200

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management’s expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release are those detailed from time-to-time in prior press releases and in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q.  By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.

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